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Exhibit 21


                       REMINGTON OIL AND GAS CORPORATION
                     LIST OF SUBSIDIARIES OF THE REGISTRANT


CKB Petroleum, Inc. (incorporated in Texas).

Other subsidiaries are omitted because, if considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1998.